Exhibit (g)(2)

INSTITUTIONAL CUSTODY SERVICES

New account set-up

Free receipt of assets transferring into Union Bank

Asset safekeeping

Trade settlements

Income collections

Capital changes and proxy processing

All wire transfers and disbursements

Daily cash sweep

Account statement – Holdings and Transactions

Dedicated relationship manager assigned to your account

Secure account access to Online Trust & Custody

AD VALOREM FEE	Depository Eligible (DTC or FED) Physical Securities/Depository Ineligible (Vault or other)	One basis point per annum* (1.0 BPS on AUA) per annum Five basis points (5 BPS on AUA) per annum

ITEMIZED FEES	Transaction Fee
	Depository Eligible	$5
	Depository Ineligible	$25
	Options	$10
	Principal Paydown	$3

	Disbursements – Wires/Checks	$10

	Out-of-Pocket Expenses	As incurred

	Class Action Fee Service	6% of recovered fees

MINIMUM ANNUAL AGGREGATE FEE	Per Account	$5,000 (Assessed monthly)
	Tri-Party and Sub-Accounts	$2,500

	All other fees are included in the Annual Administration Fee. Fees for foreign securities, foreign exchange transactions, international wires and non-standard services are quoted separately.

DISCLOSURES

Market value used for fee calculations on fee invoices may differ slightly from market values on client statements due to posting of accruals, late pricing of securities, and/or other timing issues.

A transaction is defined as any activity affecting assets including purchases, sales, tender offers, stock dividends, free deliveries, maturities, exchanges, redemptions, etc. Union Bank retains the right to charge special fees for extraordinary services not covered in this fee schedule.

You may be assessed an overdraft charge for any negative balance in your account, provided such advance or overdraft is not related to Bank errors or omissions. Current overdraft charges are at the Bank’s prevailing rate per annum for the amount and number of days any negative balance exists in your account. This rate may be subject to change upon notification. Please see your account Agreement for additional information.

Fees are invoiced monthly unless otherwise agreed. This fee schedule is subject to change upon thirty (30) days written notice.

*Includes cash sweep

ACKNOWLEDGMENT	NORTHEAST INVESTORS GROWTH FUND
Client Name

	Authorized Client Representative	Date

	Union Bank Representative	Date